Exhibit 99.1
FOR IMMEDIATE RELEASE
Comarco Reports Strong Year-Over-Year Revenue Growth and Progress
Toward Profitability in the Third Quarter of Fiscal 2010
LAKE FOREST, Calif., December 8, 2009 — Comarco, Inc. (NASDAQ: CMRO), a leading provider of innovative mobile power solutions through its ChargeSource® line of multi-function universal mobile power products, today announced a significantly improved financial performance for the third quarter of fiscal 2010 ended October 31, 2009.
Revenue for the third quarter of fiscal 2010 was $7.6 million; gross profit was $1.8 million; operating expenses were $2.3 million and the Company reported a net loss of $427,000, or $(0.06) per share. This compares with results in the third quarter of fiscal 2009 of revenue of $3.2 million; a breakeven gross profit; operating expenses of $2.1 million and a net loss of $4.4 million, or $(0.59) per share. The net loss from continuing operations in the third quarter of fiscal 2009 was $3.0 million or $(0.41) per share. On a sequential quarter basis, the third quarter net loss represents a 36% improvement from the $662,000 net loss in the second quarter of fiscal 2010.
“The third quarter results demonstrate that the strategy we have put in place is working and Comarco is well on the path toward achieving its goal of profitability,” said Sam Inman, President and Chief Executive Officer of Comarco. “We shipped the initial units of our next-generation retail and OEM ‘slim and light’ power adapters to Targus and Lenovo late in the third quarter, as anticipated.”
“Our gross margin for the quarter was in line with our expectations. We expect further improvements in gross margins as we anticipate that sales of our cost-optimized ‘slim and light’ ChargeSource adapters should increase. We are also executing on our strategy to leverage our expense structure in order to drive bottom-line results. During the third quarter we achieved a 12% reduction in operating expenses from the fiscal 2010 second quarter, which was a key factor in the improvement in our net loss.
“We continue to work with our key customers Lenovo and Targus in rolling out our new adapters, as well as on future products and enhancements. In addition, our 90 watt DC adapter for Dell is expected to begin shipping in the first quarter of fiscal 2011. As we build revenue, we believe we are well-positioned to improve our bottom-line performance,” concluded Mr. Inman.
The Company had $10.7 million in cash at October 31, 2009 and had borrowings against its credit facility of $1.0 million.
For the nine months ended October 31, 2009, revenue totaled $17.2 million compared with $10.2 million for the same period of the prior fiscal year. The gross profit was $3.4 million for the first nine months of fiscal 2010 compared with a gross loss of $188,000 in the comparable period a year ago. The net loss for the nine months ended October 31, 2009 was $3.9 million, or $(0.54) per share, compared with a net loss of $7.7 million, or $(1.05) per share, in the comparable period for the prior year. For the nine months ended October 31, 2008, the net loss from continuing operations was $8.7 million or $(1.18) per share.
25541 Commercentre Drive Lake Forest, CA 92630     Office: (949) 599-7400     Fax: (949) 599-1415

Forward-Looking Information
This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, but not limited to, statements regarding the expected introduction of new products, anticipated future shipments of products, including the timing of such shipments, anticipated enhancements to gross profit, anticipated future expense levels, and anticipated revenue growth. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” “should”, and similar expressions that are intended to identify forward-looking statements. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including, among others: the fact that the Company has a history of losses and may continue to incur losses in the future; the fact that the Company did not generate a positive gross profit on the sale of ChargeSource products until the second quarter of fiscal 2010; and many factors including factors outside the Company’s control, will influence the company’s ability to generate positive gross margins in the future; uncertain demand for the Company’s products and the difficulty of accurately estimating future demand; quarterly and seasonal fluctuations in revenue and other operating results; the Company’s reliance on a limited number of customers for a significant portion of its revenue; the Company’s reliance on a limited number of contract manufacturers and suppliers and the fact that any delays or disruptions in their production of the Company’s products or in their ability to meet the required specifications for the Company’s products would adversely impact the Company’s results of operations and financial condition; increased competition; unanticipated delays in the Company’s ability to develop and introduce new products timely and successfully; the risk of third parties infringing the Company’s intellectual property; the impact of general economic, political, and market conditions; the risk that customers may cancel their orders, change order quantities or delay order delivery dates; the fact that the Company’s products are complex and have short life cycles and the average selling prices of the products will likely decrease over their sales cycles; the costs and expenses that the Company may incur as a result of arbitration, litigation or other adverse proceedings; and other factors, including factors outside the Company’s control. Further information on potential factors that could affect financial results are included in risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including without limitation, the Part I, Item 1A in the annual report on Form 10-K for the fiscal year ended January 31, 2009 and in Part II, Item 1A of our quarterly reports on Form 10-Q for the quarterly periods ended April 30, 2009 and July 31, 2009.
Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, it cannot guarantee any anticipated future results, levels of activity, performance, or achievements will be realized in the timeframes anticipated or at all. Moreover, neither any other person nor the Company assumes responsibility for the accuracy and completeness of the forward-looking statements. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
Earnings Conference Call
Comarco will host a conference call to discuss the financial results for the fiscal third quarter ended October 31, 2009 and current corporate developments at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today, December 8, 2009. The dial-in number to access the conference call is (800) 762-8795. A live Webcast will also be made available at www.comarco.com. A replay will be available
25541 Commercentre Drive Lake Forest, CA 92630     Office: (949) 599-7400     Fax: (949) 599-1415

approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 406-7325 using passcode 4187724#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.
About Comarco
Based in Lake Forest, Calif., Comarco is a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Sam Inman	Winston Hickman	Douglas Sherk/Jenifer Kirtland
President and CEO	VP and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7444	(949) 599-7446	(415) 896-6820
saminman@comarco.com	whickman@comarco.com	dsherk@evcgroup.com
jkirtland@evcgroup.com
25541 Commercentre Drive Lake Forest, CA 92630     Office: (949) 599-7400     Fax: (949) 599-1415

COMARCO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
Revenue	$7,550	$3,236	$17,152	$10,215
Cost of revenue	5,762	3,237	13,761	10,403

Gross profit (loss)	1,788	(1)	3,391	(188)

Selling, general and administrative expenses	1,243	1,402	4,525	7,097
Engineering and support expenses	1,017	730	2,860	2,107

	2,260	2,132	7,385	9,204

Operating loss	(472)	(2,133)	(3,994)	(9,392)
Other income (expense), net	(5)	24	3	105

Loss from continuing operations before income taxes	(477)	(2,109)	(3,991)	(9,287)
Income tax benefit (expense)	59	(882)	59	636

Net loss from continuing operations	(418)	(2,991)	(3,932)	(8,651)
Income (loss) from discontinued operations, net of income taxes	(9)	(1,368)	3	986

Net loss	$(427)	$(4,359)	$(3,929)	$(7,665)

Basic and diluted income (loss) per share:
Net loss from continuing operations	$(0.06)	$(0.41)	$(0.54)	$(1.18)
Net income (loss) from discontinued operations	—	(0.18)	—	0.13

	$(0.06)	$(0.59)	$(0.54)	$(1.05)

Weighted average common shares outstanding:
Basic	7,327	7,327	7,327	7,327

Diluted	7,327	7,327	7,327	7,327

Common shares outstanding	7,327	7,327	7,327	7,327

25541 Commercentre Drive Lake Forest, CA 92630       Office: (949) 599-7400       Fax: (949) 599-1415

COMARCO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	January 31,
	2009	2009(A)
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$10,744	$14,144
Accounts receivable, net	8,153	3,974
Inventory, net	468	1,232
Other current assets	330	862

Total current assets	19,695	20,212
Property and equipment, net	1,206	1,279
Restricted cash	—	77

	$20,901	$21,568

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$2,590	$1,501
Accrued liabilities	4,294	3,178
Line of credit	1,000	—

Total current liabilities	7,884	4,679
Tax liability	33	86
Deferred rent	94	182

Total liabilities	8,011	4,947

Stockholders’ equity	12,890	16,621

	$20,901	$21,568

(A)	Derived from the audited consolidated financial statements as of January 31, 2009.
25541 Commercentre Drive Lake Forest, CA 92630       Office: (949) 599-7400       Fax: (949) 599-1415